Exhibit 99.1

MARATHON OIL CORPORATION REPORTS FIRST QUARTER 2008 RESULTS

HOUSTON, May 1, 2008 – Marathon Oil Corporation (NYSE: MRO) today reported first quarter 2008 net income of $731 million, or $1.02 per diluted share.  Net income in the first quarter of 2007 was $717 million, or $1.03 per diluted share.  For the first quarter of 2008, net income adjusted for special items was $767 million, or $1.07 per diluted share, compared to net income adjusted for special items of $707 million, or $1.02 per diluted share, for the first quarter of 2007.

	1st Quarter Ended March 31
(In millions, except per diluted share data)	2008	2007(b)
Net income adjusted for special items(a)	$767	$707
Adjustments for special items (net of income taxes):
Gain (loss) on long-term U.K. natural gas contracts	(36)	11
Loss on early extinguishment of debt	-	(1)
Net income	$731	$717
Net income adjusted for special items(a) - per diluted share	$1.07	$1.02
Net income - per diluted share	$1.02	$1.03
Revenues and other income	$18,100	$13,002
Weighted average shares - diluted	717	694

(a)	See page 6 for a discussion of net income adjusted for special items.

(b)	Restated for two-for-one stock split on June 18, 2007.

“Despite a very challenging downstream environment, our business overall generated very solid financial results for the first quarter, with increased adjusted net income over both the first and fourth quarters of 2007,” said Clarence P. Cazalot, Jr., Marathon president and CEO.

“Our upstream and integrated gas segments had strong operating performance and benefited as well from higher overall hydrocarbon prices.  Upstream sales volumes were up 11.5 percent on a year-on-year basis and 6.8 percent quarter over quarter, while our LNG facility in Equatorial Guinea performed at near full capacity.

“Downstream results were adversely impacted by lower overall margins as a result of rapidly rising crude oil prices as well as the substantial amount of planned maintenance we performed at two of our largest refineries in the first quarter,” Cazalot added.

Segment Results

Total segment income was $735 million in the first quarter of 2008, compared to $749 million in the first quarter of 2007.

Marathon Oil Corporation Reports First Quarter 2008 Results

	1st Quarter Ended March 31
(In millions)	2008	2007
Segment Income (Loss)
Exploration & Production (E&P)
United States	$244	$150
International	440	235
Total E&P	684	385
Oil Sands Mining (OSM)	27	-
Refining, Marketing & Transportation (RM&T)	(75)	345
Integrated Gas (IG)	99	19
Segment Income(a)	$735	$749

(a)	See Preliminary Supplemental Statistics on page 9 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Exploration and Production segment income totaled $684 million in the first quarter of 2008, compared to $385 million in the first quarter of 2007, primarily as a result of higher liquid hydrocarbon realizations, partially offset by higher exploration expenses.  Sales volumes during the quarter averaged 378,000 barrels of oil equivalent per day (boepd) and production available for sale averaged 375,000 boepd.

United States upstream income was $244 million in the first quarter of 2008, compared to $150 million in the first quarter of 2007, primarily as a result of higher liquid hydrocarbon and natural gas realizations, partially offset by lower sales volumes and higher exploration expenses.

International upstream income was $440 million in the first quarter of 2008, compared to $235 million in the first quarter of 2007, primarily due to higher liquid hydrocarbon realizations, partially offset by increased exploration expenses.  Included in the first quarter 2008 exploration expense were costs related to the acquisition of seismic data in Indonesia and to the evaluation of Canadian in-situ oil sand leases.  The increase in Equatorial Guinea natural gas sales volumes due to the start-up of the EG LNG Train 1 production facility in the second quarter of 2007 contributed to the decline in the average natural gas realization for the first quarter of 2008.

	1st Quarter Ended March 31
	2008	2007
Key Production Statistics
Net Sales
United States – Liquids (mbpd)	63	69
United States – Natural gas (mmcfpd)	482	512
International – Liquids (mbpd)	127	129
International – Natural gas (mmcfpd)	647	337

Total Net Sales (mboepd)	378	339

Final project commissioning continues on the Alvheim/Vilje development in Norway.  Marathon has a 65 percent operated interest in the Alvheim fields and a 47 percent outside-operated interest in the Vilje field.  It is expected that a combined peak net production rate of 75,000 boepd will be reached in early 2009.

Marathon Oil Corporation Reports First Quarter 2008 Financial Results page 2

During the first quarter, Marathon was the high bidder on 15 blocks offered in the Central Gulf of Mexico Lease Sale No. 206 conducted by the Minerals Management Service (MMS). These high bids total $121 million net to the Company. Two blocks are 100 percent Marathon, and the remaining blocks were bid with partners.  Initial drilling on these leases, and those acquired at Lease Sale No. 205 in October 2007, is planned for 2009.

Also in the Gulf of Mexico, Marathon drilled a successful appraisal well on the Droshky discovery and participated in the successful Stones appraisal well.  The Droshky appraisal well is located on Green Canyon Block 244 in about 2,900 feet of water.  The initial appraisal well successfully defined the limits of the discovery and encountered some additional deeper pay intervals.  The appraisal well was then sidetracked to help assess reservoir connectivity and gather core and fluid information.  The well has been cased for future completion/production.  Marathon owns a 100 percent working interest in the Droshky discovery.  The Stones appraisal well is located on Walker Ridge Block 508 approximately 200 miles from New Orleans.  This discovery encountered multiple hydrocarbon-bearing sands in the Lower Tertiary interval.  Future drilling activity is currently being planned to further define the size and help determine the potential commerciality of this discovery.  Marathon holds a 25 percent outside-operated interest in Stones.

Offshore Angola, Marathon participated in the Portia discovery on Block 31.  Portia is Marathon’s 27th discovery on Blocks 31 and 32. It was drilled in a water depth of about 6,500 feet and reached a total depth of about 18,600 feet. The well test results confirmed the capability of the reservoir to flow more than 5,000 barrels per day. Marathon is currently participating in a well on Block 31 and a well on Block 32.  Also, Marathon has participated in three additional deepwater Angola exploration/appraisal wells that have reached total depth. The results of these wells will be disclosed upon receipt of government and partner approvals.  Marathon holds a 10 percent outside-operated interest in Block 31 and a 30 percent outside-operated interest in Block 32.

Oil Sands Mining

The Oil Sands Mining segment reported income of $27 million for the first quarter of 2008.  This includes a $36 million after-tax loss, of which $32 million was unrealized, on derivative instruments.  These derivatives were put in place by Western Oil Sands Inc. prior to its acquisition by Marathon in October 2007 to mitigate price risk related to future sales of synthetic crude oil.

Marathon’s first quarter 2008 net bitumen production before royalties from the Athabasca Oil Sands Project (AOSP) mining operation was 24,000 barrels per day (bpd), which was lower than expected due to weather-related issues at the mine and unplanned maintenance at the Scotford upgrader.

	1st Quarter Ended March 31
	2008	2007
Key Oil Sands Mining Statistics
Net Bitumen Production (mbpd)(a)	24	-
Net Synthetic Crude Oil Sales (mbpd)	31	-
Synthetic Crude Oil Average Realization (per bbl)(b)	$89.03	-
(a)	Before royalties.
(b)	Excludes losses on derivative instruments.

The AOSP Phase 1 Expansion – which includes construction of mining and extraction facilities at the Jackpine mine, expansion of treatment facilities at the existing Muskeg River mine, expansion of the Scotford upgrader, and development of related infrastructure – is anticipated to begin operations in late 2010.

Marathon Oil Corporation Reports First Quarter 2008 Financial Results page 3

During the first quarter, the royalty calculation methodology for the AOSP was revised to allow for additional eligible costs of the project.  As a result, the project reverted to the one percent gross royalty (in lieu of the 25 percent post-recovery rate) as of July 1, 2007.  Marathon expects a royalty refund of $32 million, of which $16 million was included in income for the first quarter of 2008 and $16 million reduced the goodwill recorded at the acquisition date since it related to pre-acquisition activities.

Refining, Marketing and Transportation

The Refining, Marketing and Transportation segment reported a loss of $75 million in the first quarter of 2008 compared to segment income of $345 million in the first quarter of 2007, with the decrease primarily a result of the lower refining and wholesale marketing gross margin.

The refining and wholesale marketing gross margin per gallon was negative 0.26 cents in the first quarter of 2008, compared to a positive 12.46 cents in the first quarter of 2007. The primary factor contributing to this decrease was the decline in the relevant market  indicators [Light Louisiana Sweet (LLS) 6-3-2-1 crack spreads] in the Midwest (Chicago) and Gulf Coast markets. Furthermore, the decline in Marathon’s refining and wholesale marketing gross margin was greater than that of the market indicators because the Company’s wholesale price realizations for non-gasoline and non-distillate products did not increase over the comparable prior-year period as much as the average spot market price for the applicable product used in the market indicators.

Marathon’s refining and wholesale marketing gross margin for the first quarter of 2008 was further reduced by higher manufacturing costs, primarily resulting from increased planned maintenance at the Detroit, Garyville, La. and Robinson, Ill. refineries.  Primarily as a result of the increase in Marathon’s planned maintenance activities, crude oil refined during the first quarter of 2008 averaged 845,000 bpd, a 123,000 bpd decrease from the first quarter of 2007.  Total refinery throughputs were 1,079,000 bpd for the first quarter of 2008, 10 percent lower than the 1,195,000 bpd during the first quarter of 2007. Partially offsetting these negative factors was the improvement in the spread between gasoline and ethanol prices during the first quarter of 2008, compared to the first quarter of 2007.

Marathon’s refining and wholesale marketing gross margins included pretax derivatives losses of $120 million for the first quarter of 2008 and gains of $27 million for first quarter of 2007.  The derivative changes reflect both the realized effects of closed derivative positions as well as unrealized effects as a result of marking open derivative positions to market.  Most derivatives have an underlying physical commodity transaction; however, the income effect related to the derivatives and the income effect related to the underlying physical transactions may not necessarily be recognized in net income in the same period.

Speedway SuperAmerica (SSA) gasoline and distillates gross margin per gallon averaged 11.47 cents in the first quarter of 2008, compared to 12.17 cents in the first quarter of 2007.  SSA same store gasoline sales volume declined 2.4 percent during the first quarter of 2008 while same store merchandise sales declined by slightly less than one percent during the same period.

Marathon Oil Corporation Reports First Quarter 2008 Financial Results page 4

	1st Quarter Ended March 31
	2008	2007
Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	845	968
Other Charge and Blend Stocks (mbpd)	234	227
Total Refinery Inputs (mbpd)	1,079	1,195
Refined Product Sales Volumes (mbpd)	1,279	1,343
Refining and Wholesale Marketing Gross Margin ($/gallon)	$(0.0026)	$0.1246

The projected $3.2 billion Garyville refinery expansion project – which will provide the equivalent of an additional 7.5 million gallons of clean transportation fuels each day – continues to progress on time and on budget toward a 2009 start-up.

In addition, the permitting process continues for Marathon’s projected $1.9 billion heavy oil upgrading and expansion project at the Detroit refinery.

Integrated Gas

Integrated Gas segment income was $99 million in the first quarter of 2008 compared to $19 million in the first quarter of 2007.  The increase was primarily related to income from the Equatorial Guinea LNG production facility which commenced operations in May 2007.  The operational availability of the facility was 93 percent in the first quarter of 2008. The production facility, in which Marathon holds a 60 percent interest, delivered 15 cargoes during the first quarter of 2008. Income from Atlantic Methanol Production Company LLC was $4 million higher in the first quarter of 2008 compared to the first quarter of 2007.  Higher realized methanol prices offset the impact of a sales volume decrease that resulted from a planned shut-down to repair the reformer and to install a new compressor.  Spending for Gas-to-FuelsTM and other natural gas commercialization technologies in the first quarter of 2008 was $16 million compared to $5 million in the first quarter of 2007.

	1st Quarter Ended March 31
	2008	2007
Key Integrated Gas Statistics
Net Sales (mtpd)
LNG	6,909	1,163
Methanol	1,130	1,324

Corporate

Marathon has certain deferred income tax balances denominated in foreign currencies.  Fluctuations in currency exchange rates cause the U.S. dollar value of these deferred tax balances to change with the related currency gains and losses reflected in the provision for income taxes.  For the first quarter of 2008, Marathon’s provision for income taxes included a $49 million foreign currency gain primarily related to its deferred income tax balance in Canada.  Marathon does not allocate foreign currency gains or losses to segments.

Marathon continued its share repurchase program during the first quarter, repurchasing approximately 2.8 million shares at a cost of approximately $143 million.  Since January 2006, Marathon’s Board of Directors has authorized the repurchase of up to $5 billion of Marathon’s common stock.  As of the end of the first quarter, just under $2.7 billion in Marathon shares had been repurchased.

Marathon Oil Corporation Reports First Quarter 2008 Financial Results page 5

Special Items

Marathon has two long-term natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments.  Mark-to-market changes in the valuation of these contracts must be recognized in current period income.  In the first quarter of 2008, the non-cash after-tax mark-to-market loss on these contracts related to Marathon’s Brae natural gas production totaled $36 million.  Due to the volatility in the fair value of these contracts, Marathon consistently excludes these non-cash gains and losses from net income adjusted for special items.

The Company will conduct a conference call and webcast today, May 1, at 2 p.m. EDT during which it will discuss first quarter results.  The webcast will include synchronized slides.  To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.Marathon.com.  Replays of the webcast will be available through May 15, 2008.  Quarterly financial and operational information is also provided on Marathon’s Web site at http://ir.marathon.com in the Quarterly Investor Packet.

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations.  A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.  Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon's financial performance between periods.  Management also uses “net income adjusted for special items” to compare Marathon's performance to certain competitors.

Unlike capital expenditures reported under generally accepted accounting principles, the projected costs for the Garyville refinery expansion project and the Detroit refinery heavy oil upgrading and expansion project discussed in this release do not include capitalized interest.  Capitalized interest is budgeted at the corporate level.

This release contains forward-looking statements with respect to the Alvheim/Vilje development, the Droshky prospect, potential developments in Angola, anticipated future exploratory and development drilling activity, the AOSP expansion, the Garyville refinery expansion project, the Detroit refinery heavy oil upgrading and expansion project, and the common stock repurchase program. Some factors that could potentially affect the Alvheim/Vilje development, the Droshky prospect, potential developments in Angola, anticipated future exploratory and development drilling activity, include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations.  Except for the Alvheim/Vilje development, the foregoing forward-looking statements may be further affected by the inability or delay in obtaining government and third-party approvals and permits.  Factors that could affect the AOSP expansion, the Garyville refinery expansion and the Detroit refinery heavy oil upgrading and expansion projects include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects.  The common stock repurchase program could be affected by changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions or acts of war or terrorist acts, and other operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Forms 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Marathon Oil Corporation Reports First Quarter 2008 Financial Results page 6

Media Relations Contacts:    Lee Warren    713-296-4103

Scott Scheffler      713-296-4102

InvestorRelations Contacts:     Howard Thill          713-296-4140

    Michol Ecklund    713-296-3919

    Chris Phillips         713-296-3213

Marathon Oil Corporation Reports First Quarter 2008 Financial Results page 7

Condensed Consolidated Statements of Income (Unaudited)

	1st Quarter ended
	March 31
(In millions, except per share data)	2008	2007
Revenues and other income:

Sales and other operating revenues (including consumer excise taxes)	$17,280	$12,549
Sales to related parties	542	320
Income from equity method investments	209	107
Net gain on disposal of assets	10	11
Other income	59	15
Total revenues and other income	18,100	13,002
Costs and expenses:
Cost of revenues (excludes items below)	14,452	9,603
Purchases from related parties	139	47
Consumer excise taxes	1,216	1,197
Depreciation, depletion and amortization	451	393
Selling, general and administrative expenses	300	287
Other taxes	123	98
Exploration expenses	129	61
Total costs and expenses	16,810	11,686

Income from operations	1,290	1,316

Net interest and other financing income	9	19
Loss on early extinguishment of debt	-	(2)
Minority interests in loss of Equatorial Guinea LNG Holdings Limited	-	2

Income before income taxes	1,299	1,335

Provision for income taxes	568	618

Net income	$731	$717

Per Share Data:
Net income per share - basic	$1.03	$1.04
Net income per share - diluted	$1.02	$1.03
Dividends paid per share	$0.24	$0.20

Weighted Average Shares:
Basic	713	689
Diluted	717	694

Marathon Oil Corporation Reports First Quarter 2008 Financial Results page 8

Preliminary Supplemental Statistics (Unaudited)

	1st Quarter ended
	March 31
(Dollars in millions, except as noted)	2008	2007

Segment Income (Loss)
Exploration and Production
United States	$244	$150
International	440	235
E&P segment	684	385
Oil Sands Mining	27	-
Refining, Marketing and Transportation	(75)	345
Integrated Gas	99	19
Segment income	735	749
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	32	(43)
Gain (loss) on long-term U.K. natural gas contracts	(36)	11
Net income	$731	$717

Capital Expenditures
Exploration and Production	$775	$461
Oil Sands Mining	248	-
Refining, Marketing and Transportation	511	217
Integrated Gas(a)	1	57
Corporate	2	2
Total	$1,537	$737

Exploration Expenses
United States	$50	$37
International	79	24
Total	$129	$61

E&P Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)(b)
United States	63	69

Europe	23	32
Africa	104	97
Total International	127	129
Worldwide	190	198

Net Natural Gas Sales (mmcfd)(b)(c)
United States	482	512

Europe	252	247
Africa	395	90
Total International	647	337
Worldwide	1,129	849

Total Worldwide Sales (mboepd)	378	339

(a)
Through April 2007, includes EGHoldings at 100 percent.  Effective May 1, 2007, Marathon no longer consolidates EGHoldings and its investment in EGHoldings is accounted for prospectively using the equity method of accounting; therefore, EGHoldings’ capital expenditures subsequent to April 2007 are not included in Marathon’s capital expenditures.

(b)	Amounts are net after royalties, except for Ireland where amounts are before royalties.

(c)	Includes natural gas acquired for injection and subsequent resale of 37 mmcfd and 40 mmcfd in the first quarters of 2008 and 2007

Marathon Oil Corporation Reports First Quarter 2008 Financial Results page 9

Preliminary Supplemental Statistics (Unaudited) (continued)

	1st Quarter ended
	March 31
(Dollars in millions, except as noted)	2008	2007

E&P Operating Statistics (continued)
Average Realizations(d)
Liquid Hydrocarbons (per bbl)
United States	$83.98	$49.32

Europe	94.48	56.72
Africa	90.25	50.44
Total International	91.03	52.01
Worldwide	$88.70	$51.07

Natural Gas (per mcf)
United States	$6.83	$5.91

Europe	7.80	6.62
Africa	0.25	0.26
Total International	3.19	4.91
Worldwide	$4.75	$5.51

OSM Operating Statistics
Net Bitumen Production (mbpd)(e)	24	-
Net Synthetic Crude Sales (mbpd)(e)	31	-
Synthetic Crude Average Realization (per bbl)(d)	$89.03	$-

RM&T Operating Statistics
Refinery Runs (mbpd)
Crude oil refined	845	968
Other charge and blend stocks	234	227
Total	1,079	1,195

Refined Product Yields (mbpd)
Gasoline	601	621
Distillates	284	322
Propane	21	20
Feedstocks and special products	101	147
Heavy fuel oil	30	22
Asphalt	60	78
Total	1,097	1,210

Refined Product Sales Volumes (mbpd)(f)	1,279	1,343

Refining and Wholesale Marketing Gross Margin (per gallon)(g)	$(0.0026)	$0.1246

Speedway SuperAmerica
Retail outlets	1,637	1,632
Gasoline & distillates sales (millions of gallons)	792	800
Gasoline & distillates gross margin (per gallon)	$0.1147	$0.1217
Merchandise sales	$647	$644
Merchandise gross margin	$163	$160

IG Operating Statistics
Sales Volumes (mtpd)(h)
LNG	6,909	1,163
Methanol	1,130	1,324

(d)	Excludes gains and losses on traditional derivative instruments and the unrealized effects of long-term U.K. natural gas contracts that are accounted for as derivatives.

(e)	Amount is before royalties.

(f)	Total average daily volumes of all refined product sales to wholesale, branded and retail customers.

(g)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

(h)
LNG sales volumes include both consolidated sales (Alaska) and our share of the sales of an equity method investee (Equatorial Guinea).  Methanol sales volumes represent our share of sales of an equity method investee.

Marathon Oil Corporation Reports First Quarter 2008 Financial Results page 10